EXHIBIT 10.19

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                            AVON PRODUCTS, INC.
                            1993 STOCK INCENTIVE PLAN

                            STOCK OPTION AGREEMENT


                           DATE OF GRANT:  DECEMBER 10, 1997



     1. Grant of Option. Pursuant to the provisions of its 1993 Stock Incentive Plan (the "Plan"), Avon Products, Inc. (the "Company"), on the above date has granted to Charles R. Perrin (the "Optionee") the right and option to purchase from the Company a total of 100,000 shares of Common Stock of the Company at the exercise price of $60.50 per share (the "Option"). This Option is subject to the terms and conditions of the Plan and those set forth in this Agreement. All capitalized terms used herein shall have the meaning set forth in the Plan, unless the context requires a different meaning.

     2.  Exercise of Option

     This option shall be in two sections having different exercise rights, with Option Grant A covering 37,500 shares and Option Grant B covering 62,500 shares.

     (a)  Option Grant A (37,500 shares)   This Option shall be
exercisable in three installments of 12,500 shares each. The first installment shall be exercisable on December 10, 1998, the second on December 10, 1999 and the third on December 10, 2000, with all 37,500 shares fully exercisable thereafter. To the extent that any of the above installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until this Option shall terminate, expire or be surrendered.

     (b)  Option Grant B (62,500 shares)   This Option shall also be
exercisable in three installments, with the first installment of 20,833 shares exercisable on December 10, 2000. The second installment of 20,833 shares shall be exercisable on December 10, 2001 and the final installment of 20,834 shares exercisable on December 10, 2002, with all 62,500 shares fully exercisable thereafter. To the extent that any of the above installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until this Option shall terminate, expire or be surrendered

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     (c)  In accordance with the Plan this entire Option (both portions)
shall be immediately cashed out effective as of the date of any "Change in Control", regardless of whether or not any portion is otherwise exercisable. For this purpose, the "Change in Control Price" shall be the higher of (i) the highest price paid for a share of Stock as reported on the New York Stock Exchange Composite Tape during the 12 month period ending with the effective date of Change in Control or (ii) the highest cash tender offer price for a share of Stock during such period. In the event that a tender offer for Stock consists of a combination of cash and securities, the Change in Control Price calculated under (ii) would be based solely on the cash price equivalent of such offer.

     (d) Shares may be purchased by giving the Company's Corporate Secretary or Assistant Secretary written notice of exercise, specifying the number of shares to be purchased. The notice of exercise shall designate one of the following methods of purchase:

     (i) tender to the Company of a check for the full exercise price of the shares with respect to which such Option or portion thereof is exercised, or

     (ii) instructions to the Company to deliver all the shares being exercised to a broker-dealer with whom an arrangement has been made to deliver the full exercise price to the Company. The Company may establish special terms and conditions for this "cashless" exercise, and at any time may terminate availability of this form of purchase.

     3. Expiration of Option. The Option (both portions) shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:

     (a) The tenth anniversary of the Date of Grant, or such earlier time as the Company may determine is necessary or appropriate in light of applicable foreign tax laws; or

     (b)  The second anniversary of the date of the Optionee's
Termination of Employment by reason of death, Permanent Disability or Retirement; or

     (c) The Optionee's Termination of Employment for Cause (as defined below); or

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     (d)  The date that is ninety days after Termination of Employment of the Optionee for a reason other than for Cause, death, Permanent Disability or Retirement. If the Optionee's employment is involuntarily terminated by the Company other than for Cause, however, the option may be extended for up to an additional 270 days at the discretion of the Company, or

     (e) The Optionee's violation of any non-disclosure or non-compete covenant applicable to the Optionee as set forth in his severance agreement, employment contract or any Company policy, regardless of whether or not the Optionee has terminated employment due to Permanent Disability or Retirement, provided that expiration of the Option may not be effective prior to the date of Termination of Employment.

         In the event of Termination of Employment because of death, Permanent Disability or Retirement, the entire Option shall immediately become exercisable as to all shares, notwithstanding Section 2 of this Agreement. "Retirement" means retirement at or after completion of five
(5) years of service with the Company. "Permanent Disability" shall have the same meaning as that provided by the Company's Long Term Disability Plan regardless of whether or not the Optionee is covered by such plan.

      "Cause" shall have the same meaning as that provided by the Optionee's employment contract. In addition, termination for cause shall include any termination due to acts of dishonesty or gross misconduct on the part of the Optionee which results, or is intended to result, in damage to the Company's business reputation.

     4. Tax Withholding. No distribution of shares may be made to the Optionee until the Company has received all amounts required for federal, state or local tax withholding. The method of discharging such withholding obligation shall be elected with the notice of exercise and may include (i) payment by check, or (ii) use of a 'cashless exercise' using a broker-dealer in a manner similar to that described in
Section 2(d)(ii) hereof. The method of withholding shall be subject to such rules as the Company may adopt from time to time. It is recognized by both parties that, based on current laws, the difference between the Fair Market Value of the shares purchased by an option exercise and the exercise price of such shares generally will constitute ordinary taxable income for federal income and "Medicare" tax purposes and for most state and local income tax purposes.

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     5.  Notice.  Any notices required to be given hereunder to the
Company shall be addressed to the Secretary or Assistant Secretary of the Company at the Company's headquarters offices in New York City, New York. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his current address shown on the Company's records. Notice shall be sent by mail, express delivery or, if practical, by hand delivery.

     6. Other Provisions. The provisions set forth in Section 5 of the Plan are specifically incorporated by reference in this Agreement, including but not limited to those pertaining to the following matters:

          a.  Changes in Capitalization; Merger; Liquidation
          b.  Right to Terminate Employment
          c.  Non-alienation of Benefits
          d.  Choice of Law

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee, have entered this Agreement as of the Date of Grant first above written.





/S/ Charles R. Perrin
Charles R. Perrin
                                           AVON PRODUCTS, INC.

                                          /s/ Ward M. Miller
                                          Ward M. Miller, Jr.
                                          Senior Vice President, General
                                          Counsel and Secretary